EXHIBIT 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES:	FLIR Systems, Inc. (“Company”)
16505 S.W. 72nd Avenue
Portland, Oregon 97224

Earl Lewis (“Executive”)
58 Ford Road
Sudbury, Massachusetts 01776

EFFECTIVE DATE: January 1, 2005

RECITALS:

Company wishes to obtain the services of Executive for the duration of this Agreement, and the Executive wishes to provide his services for such period, all upon the terms and conditions set forth in this Agreement.

Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Base Salary”    means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.2 “Board”    means the Board of Directors of Company.

1.3 “Cause”    means Executive committed any one or more of the following: (i) the repeated failure to perform any material duties under this Agreement or negligence of Executive in the performance of such duties, and if such failure or negligence is susceptible of cure, the failure to effect such cure within 30 days after written notice of such failure or negligence is given to Executive; (ii) use of alcohol or illegal drugs which interferes with the performance of Executive’s duties hereunder; (iii) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law, ethical rule or fiduciary duty relating to Executive’s employment by Company; (iv) a felony or any act involving moral turpitude; (v) the violation of any confidentiality or proprietary rights agreement between Executive and Company, or (vi) the violation of Company policy or procedure, or the breach of any material provision of this Agreement, and if such violation or breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of such breach is given to Executive.

1.4 “Disability”    means the inability of Executive to perform his duties under this Agreement, with or without reasonable accommodation, because of physical or mental incapacity for a continuous period of five (5) months, as determined by the Board.

1.5 “FLIR”    shall mean FLIR Systems, Inc., and its wholly owned subsidiaries.

ARTICLE II

EMPLOYMENT, DUTIES AND TERM

2.1 Employment.    Upon the terms and conditions set forth in this Agreement, Company hereby employs Executive as President and Chief Executive Officer, and Executive accepts such employment. Except as expressly provided herein, termination of this Agreement by either party shall also terminate Executive’s employment by Company.

2.2    Duties.    Executive shall devote his full-time and best efforts to Company and to fulfilling the duties of President and Chief Executive Officer, which shall include such duties as may from time to time be assigned him by the Board, provided that such duties are reasonably consistent with Executive’s education, experience and background. Executive shall comply with Company’s policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail. Executive shall also be permitted to serve on outside boards, commissions and partnerships to the extent such service does not conflict with the provisions of this Agreement.

2.3    Term.    The term of this Agreement shall be until January 1, 2007, unless earlier terminated in accordance with Article IV. This Agreement may be extended by mutual agreement of the parties.

ARTICLE III

COMPENSATION AND EXPENSES

3.1    Base Salary.    For all services rendered under this Agreement during the term of Executive’s employment, Company shall pay Executive a minimum annual Base Salary of $650,000 for 2005 and $700,000 for 2006.

3.2    Bonus.    Executive shall be eligible for an annual Bonus based on the following formula:

A bonus of up to one hundred percent (100%) of Executive’s Base Salary shall be deemed earned in the event the Company achieves $1.16 in earnings per share at the end of 2005 , excluding one-time charges relating to any acquisitions or relating to any other non-operating events as determined by the Board (the “Base EPS”). Such bonus shall be increased or decreased by ten percent (10%) of Executive’s Base Salary for every incremental increase or decrease of $0.025 in the Base EPS at the end of the applicable year. For example, in 2005 should the Company achieve $1.06 in earnings per share for the year, Executive shall be deemed to have earned a bonus of sixty percent (60%) of Executive’s Base Salary, and should the Company achieve $1.27 in earnings per share for the year, Executive shall be deemed to have earned one hundred forty four percent (144%) of Executive’s Base Salary. If necessary, the increments used in the bonus calculation shall be rounded up to the nearest decimal to permit bonus awards to be made at even dollar amounts. The Compensation Committee of the Board and Executive shall meet to discuss and agree to the bonus award and calculation for 2006 and this Agreement shall be amended to reflect that agreement.

3.3    Stock Options.    Executive shall annually be eligible for grants of options to purchase shares of FLIR stock, based upon achievement of objectives and for such quantity of options as determined by the Board. Notwithstanding any other provision of this Agreement, except for Termination for Cause under Section 4.2 herein, Executive shall have a period of one year from the date of termination of this Agreement, whether by expiration or otherwise, in which to exercise any vested options.

3.4    Vacation.    Executive shall have four weeks of paid vacation annually.

3.5    Benefits.    Executive shall be eligible to participate in all Company-sponsored health and welfare benefit plans made available to other executives of the Company until age 65.

3.6    Supplemental Employee Retirement Plan.    Company shall make all contributions to its Supplemental Employee Retirement Plan on behalf of Executive for each Plan year based on Executive’s total compensation for that year. For purposes of calculating the amount of such annual contribution, Executive’s annual compensation shall include all bonuses earned for that year.

3.7    Housing and Relocation.    Company shall pay for reasonable housing for Executive’s use while in Portland. In the event Executive elects to relocate from Boston to Portland, Company shall pay Executive’s moving expenses.

3.8    Automobile.    Company shall pay for an automobile for Executive’s use while in Portland.

3.9    Travel Expenses.    Company shall pay for reasonable travel expenses for Executive and his wife between Boston and Portland.

3.10    Business Expenses.    Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of Company, provided that Executive accounts promptly for such expenses to Company in the manner prescribed from time to time by Company.

3.11    Taxes and Withholding.    All amounts payable to Executive under this Agreement shall be net of amounts required to be withheld by law. To the extent there is any tax consequence to Executive in connection with the provision of housing or payment for work between two states, Executive’s Base Salary shall be grossed up to cover the tax consequence to Executive.

ARTICLE IV

EARLY TERMINATION

4.1    Early Termination.    This Article sets forth the terms for early termination of this Agreement.

4.2    Termination for Cause.    Company may terminate this Agreement for Cause immediately upon written notice to Executive. In the event of termination for Cause pursuant to this Section 4.2, Executive shall be paid at the then current rate of Executive’s Base Salary through the date of termination.

4.3    Termination Without Cause.    Either Executive or Company may terminate this Agreement and Executive’s employment without Cause on no less than 30 days’ written notice. In the event Executive terminates this Agreement without Cause pursuant to this Section 4.3, Executive shall be paid his base salary through the date of termination. In the event Company terminates Executive without Cause pursuant to this Section 4.3, Company shall pay to Executive either an amount equal to Executive Base Salary in effect at the time of termination for a period of eighteen months, or for the duration of the remaining term of the Agreement, whichever is greater. Further, in the event Company terminates Executive without Cause pursuant to this Section 4.3, all options granted to Executive shall immediately vest and Executive shall have a period of one year from the date of termination within which to exercise those options. Executive shall also be entitled to a prorated portion of the annual bonus to be paid for that year as determined by the Board.

4.4    Termination in the Event of Death or Disability.    This Agreement shall terminate in the event of death or disability of Executive.

(a)    In the event of Executive’s death, Company shall pay all accrued wages owing through the date of termination, plus an amount equal to one years’ Base Salary. Such amount shall be paid (1) to the beneficiary or beneficiaries designated in writing to Company by Executive, (2) in the absence of such designation, to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive’s estate. The amount shall be paid as a lump sum as soon as practicable following Company’s receipt of notice of Executive’s death.

(b)    In the event of Disability, Base Salary shall be paid through the final day of the fifth month referenced in the definition of “Disability.”

4.5    Entire Termination Payment.    The compensation provided for in this Article IV shall constitute Executive’s sole remedy for termination pursuant to this Article. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and Company or under any policy in effect at, preceding or following the date of termination.

4.6    Moving Expenses.    Upon termination of this Agreement pursuant to either Sections 4.2, 4.3 or 4.4, Company shall pay all of Executive’s moving expenses from Portland to Boston, or to any other location designated by Executive.

ARTICLE V

CONFLICT OF INTEREST

5.1    During the term of employment with Company, Executive will engage in no activity or employment which may conflict with the interest of Company, and will comply with Company’s policies and guidelines pertaining to business conduct and ethics.

ARTICLE VI

GENERAL PROVISIONS

6.1    Successors and Assigns.    Except as otherwise provided in Article VI, This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Executive.

6.2    Notices.    All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third business day thereafter or when it is actually received, whichever is sooner.

6.3    Caption.    The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

6.4    Governing Law and Jurisdiction.    The validity, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, which shall be the exclusive jurisdiction for any action to interpret or enforce this Agreement.

6.5    Mediation.    In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, the parties agree that, prior to commencing any proceeding, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half ( 1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation. This Section 6.5 shall not apply to any action to enforce Executive’s obligations under a confidentiality or proprietary rights agreement.

6.6    Attorney Fees.    In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its attorney fees, costs and out-of-pocket expenses at trial and on appeal.

6.7    Construction.    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.8    Waivers.    No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

6.9    Modification.    This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

6.10    Entire Agreement.    This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this agreement.

Signed this 2nd day of March, 2005.

EARL R. LEWIS	FLIR SYSTEMS, INC.

/s/ EARL R. LEWIS	By:	/s/ Angus L. Macdonald
	Title:	Chairman of the Compensation Committee